FRESH CHOICE, INC.                                                  EXHIBIT 11.1
COMPUTATION OF NET LOSS PER COMMON SHARE
(In thousands, except per share data)

                                       Twelve Weeks Ended          Thirty-six Weeks Ended
                                    -------------------------    --------------------------
                                    September 8,  September 3,   September 8,   September 3,
                                           1996          1995           1996           1995
                                    -----------   -----------    -----------    -----------
Net income (loss)                       $   329       $  (228)       $  (442)       $(3,074)
                                        =======       =======        =======        =======
Weighted average
common shares outstanding                 5,646         5,509          5,619          5,493

Common share equivalents related
to stock options and warrants (1)            18          --             --             --
                                        -------       -------        -------        -------
Shares used in computation                5,664         5,509          5,619          5,493
                                        =======       =======        =======        =======

Net income (loss) per common and
common equivalent share                 $  0.06       $ (0.04)       $ (0.08)       $ (0.56)
                                        =======       =======        =======        =======

(1) Common share equivalents relating to stock options and warrants have been excluded from the computations for the twelve weeks ended September 3, 1995 and the thirty-six weeks ended September 8, 1996 and September 3, 1995 as they would be anti-dilutive and September 3, 1995 as they would be anti-dilutive.